Exhibit (a)(1)(F)

EMPIRE STATE REALTY TRUST How to Exchange Your OP Units for Private Perpetual Preferred Units Sample Letter of Transmittal with step-by-step instructions inside.

PAGE 1 Enter the NUMBER OF OP UNITS from the Series that you wish to TENDER in the box on the right. The total number of OP Units that you own from the Series is provided for your convenience.

PAGE 2 1. SIGN the top of the page to tender your OP Units. 2. Enter the DATE. à 3. Print your NAME. 4. If you are completing this form yourself, write “SELF” on the next line. 5. Enter your ADDRESS. à 6. Enter your PHONE NUMBER. 7. Enter your SOCIAL SECURITY NUMBER. YOU ARE DONE! MAIL THE COMPLETED FORM USING THE PREPAID ENVELOPE PROVIDED IN THESE MATERIALS.

www.EmpireStateRealtyTrust.com Before you make your decision, we urge you to carefully read the enclosed Offer to Exchange in its entirety, including the information set forth under “Risk Factors” and the information incorporated by reference therein. We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the OP Units, your liquidity needs, your investment objectives and any other factors you deem relevant. None of the directors, officers and employees of Empire State Realty Trust, Inc., the information agent or the depositary is making a recommendation to you as to whether you should tender OP Units in the Exchange Offer.